Gran Tierra Energy Inc. Announces Third Quarter 2018 Results and Operational Update Highlighted by Record Company Production and Net Income

CALGARY, ALBERTA, November 1, 2018, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company's financial and operating results for the third quarter ended September 30, 2018 ("the Quarter"). All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Production amounts are on an average working interest before royalties ("WI") basis unless otherwise indicated. Per barrel ("bbl") of oil equivalent ("BOE") amounts are based on WI sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed November 1, 2018, available on the Company's website at www.grantierra.com/investor-relations/financial-reports.

Key Highlights

Operational and Development

•	Achieved record production of 36,170 BOE per day ("BOEPD"); the Company remains on track to be within full year 2018 production guidance of 36,500 to 38,500 BOEPD

•	Acordionero production facility expansion and additional development drilling on track and on budget

•	Commenced drilling on the South Pad in Acordionero, which is designed to test the southern reservoir extent

•	Spudded the Ayombero-2 well on October 31, 2018, to begin appraisal of Ayombero's mean unrisked prospective oil resources of 66 million bbl[2]
Financial

•
Strong financial performance in the Quarter: record high net income of $75 million ($0.19 per share, basic), funds flow from operations[1] of $85 million ($0.22 per share, basic), EBITDA of $117 million and annualized return on capital employed of 18%

•
For the first 9 months of 2018, the Company has generated net income of $113 million ($0.29 per share, basic), funds flow from operations of $254 million ($0.65 per share, basic) and EBITDA of $308 million

•
Exited the Quarter with $130 million of cash and cash equivalents, an undrawn $300 million credit facility, 0.8 times net debt[1] to the Quarter's annualized funds flow from operations, and 0.6 times net debt to the Quarter's annualized EBITDA

•
Active quarter with capital expenditures of $101 million; funds flow from operations in the Quarter was $16 million lower than capital expenditures due to a large amount of facilities capital expenditures and the one-time purchase of turbine generators for the gas to power project in Acordionero during the Quarter; the Company also had an active drilling program, including running two rigs at Acordionero for a portion of the Quarter; however, forecasted full-year 2018 funds flow from operations is still expected to more than cover forecasted full-year 2018 capital

•
Gran Tierra expects the 2018 capital program of $320 to $330 million to be fully funded by cash from operating activities in 2018 of $330 to $340 million (excluding acquisitions), based on year to date 2018 results and a forecasted Brent oil price of $75.00 per bbl in fourth quarter 2018

•	Continued significant exposure to Brent oil price strength with oil representing 100% of total Company production in the Quarter

•	Subsequent to September 30, 2018, the Company's common stock was listed on and commenced trading on the London Stock Exchange

•	Gran Tierra is planning Capital Markets Days in New York City on January 30 and in London on February 1, 2019

Exploration

•	Exciting second half 2018 exploration well drilling program in progress:

◦	Chilanguita-1 well on the Putumayo Alea 1848A Block has been drilled and cased; testing of the A-Limestone and N Sand is underway

◦
Exploration drilling is underway at the PUT-7 Block where the Company is currently drilling the Pomorroso-1 well at a depth of 10,106 feet, to be followed by the Pecari, Tajinos and Northwest multi-zone prospects which all target the A-Limestone and the U and N Sands

◦	Juglar-2 well was drilled in the Middle Magdalena Valley ("MMV") Basin and has been cased to test the La Paz formation
Other

•
Gran Tierra recently received a 2018 Social Responsibility award at the "Women as Game Changers" event hosted by the Society of Petroleum Engineers Colombia, which recognizes the achievements of women in the oil and gas sector

1 Net debt is defined as face value of debt, less cash and cash equivalents. Funds flow from operations and earnings before interest, taxes and depletion, depreciation and accretion ("DD&A") (" EBITDA") are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release.
2 Assigned by the Company's independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) as of April 30, 2018.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: "We are pleased to have delivered another quarter of record production. Gran Tierra’s strategy remains focused on full-cycle economic returns with an emphasis on profitable production and reserves growth to create long term shareholder value. As a result, our cash flows are increasing along with our production and we continue to expect our 2018 capital program to be fully funded by cash from operating activities. With the current oil price and our low cost structure we are very well positioned to generate free cash flow in 2019 and beyond.
We have continued our efforts to further enhance our existing portfolio of high quality and operated oil assets by consolidating in our core Putumayo and MMV Basins. We have recently increased our WI from 55% to 100% in the PUT-1 Block, which contains the Vonu-1 A-Limestone discovery well and is potentially prospective for further carbonate and sandstone oil opportunities in the prolific Cretaceous Villeta group. We have also acquired a 60% WI in the VMM-2 Block in the MMV Basin, located near our existing MMV assets. We believe these transactions were executed at attractive metrics and will support our future growth initiatives.
We are poised for further profitable growth in fourth quarter 2018 and into 2019, as we expect production at Acordionero to continue its strong growth trajectory. We are also excited to begin the appraisal program at Ayombero, where we spudded the Ayombero-2 well on October 31, 2018, and are planning follow-up wells in the coming months.
After our successful first three quarters of 2018, we are excited about our multiple potential catalysts in the fourth quarter of 2018 and into early 2019:

•	Planned completion and testing of:

◦	The Chilanguita-1 exploration well in Alea 1848A Block, targeting the A Limestone and the N Sand

◦	The Juglar-2 exploration well in the MMV La Paloma Block, targeting the La Paz formation

•
Forecasted ongoing ramp up in Acordionero production with four new development oil wells in the South Pad to test the southern extent of the main reservoirs, in tandem with the ongoing expansion of the production facilities and waterflood

•	Planned drilling of:

◦	Three to four appraisal wells at Ayombero, which could convert La Luna carbonate prospective oil resources into reserves

◦	Four exploration wells in PUT-7 Block, targeting A-Limestone and N-Sand with one well already spud

On behalf of our Board of Directors and the Gran Tierra team, I want to thank all of our stakeholders for their continued support. We believe that our focused strategy continues to deliver results on several fronts in our multi-horizon, proven hydrocarbon producing basins. Gran Tierra is well-positioned for ongoing profitable growth through the rest of 2018 and into 2019."

Record Company Production

•
Achieved a new Company milestone: record average Colombia production of 36,170 BOEPD in the Quarter, on track with the Company's internal forecast and 11% higher than 32,570 BOEPD in third quarter 2017

•	Increased the Quarter's Colombia production by 60% from second quarter 2015 when the strategy to refocus Gran Tierra on Colombia began, which represents an annualized growth rate of 20%

•
Forecasted to be within full year 2018 production guidance of 36,500 to 38,500 BOEPD, which would be annual growth from the 2017 average of 16% to 23%, with the continued ramp up in Acordionero oil production expected during fourth quarter 2018

•
The record production was despite some pump failures during the Quarter; these pump failures impacted quarterly production by approximately 1,000 BOEPD and increased the Company's workover costs during the Quarter; several of the pumps had a run life of over three years; however, some of the pumps failed prematurely and as a result of power failures; the Company expects to improve power reliability with its gas to power project to be completed in Acordionero in the second quarter of 2019 and is working with its vendors to ensure increased run life on its pumps

Operational Update

•	MMV Development and New Drilling

◦	Continued Strong Performance at Acordionero, 100% WI

▪
Record Production: Since acquiring the Acordionero field in August 2016, Gran Tierra has increased its production 299% to a record high average rate during the Quarter of 18,885 BOEPD; Acordionero's production averaged 20,464 BOEPD in September 2018

▪
Free Cash Flow[3]: From the acquisition date of August 23, 2016 until September 30, 2018, the MMV assets have generated $420 million in oil and natural gas sales and $327 million of operating netback[3], while the Company made capital investments in these assets of $230 million; the MMV assets have self-funded the active Acordionero development program, including a major investment in facilities

▪	Active 2018 Development Program:

–	During the Quarter, seven wells were drilled on two different pads with record low drilling costs and times achieved for the field

–
During fourth quarter 2018, Gran Tierra expects a high level of development activity focused on drilling on the South Pad to test the southern reservoir extent; four oil producers are expected to be drilled and brought on production before 2018 year-end

–
The central processing facilities expansion is progressing, with two new storage tanks brought on line during the Quarter and additional facilities planned to be commissioned during fourth quarter 2018, including a third new storage tank and a new truck loading facility with capacity of up to 30,000 BOEPD; construction of a gas-to-power facility is on track to be operational by second quarter 2019

▪
Enhanced Oil Recovery: the Company has significantly increased water injection capacity and forecasts that total water injection capacity of 40,000 bbl per day should be achieved during the second quarter of 2019

◦	Planned Follow-up Appraisal Drilling at Ayombero, Midas Block, 100% WI
Progress in La Luna Formation, conventional, naturally fractured carbonate oil resource play:

▪	The Ayombero-1 pad has been expanded to accommodate the future drilling of up to six new wells

▪	Gran Tierra is planning to drill three to four Ayombero follow up appraisal wells in the fourth quarter of 2018 and first quarter 2019; the Ayombero-2 well was spudded on October 31, 2018

▪	The planned objectives of the appraisal wells include:

–	Appraise the La Luna formation in two prospective reservoirs (Galembo and Pujamana); the Pujamana is not yet tested but appeared prospective in Ayombero-1

–	Potentially add production by 2018 year end

–	Potentially convert some of Ayombero's unrisked gross WI mean prospective oil resources of 66 million bbl[4] into reserves by year-end 2018

◦	Juglar Deep Exploration Well, La Paloma Block, 100% WI

▪
The well was drilled into the top of the secondary target in the La Luna carbonate, confirming oil charge; due to drilling difficulties, further drilling in the La Luna was suspended and the well has been cased to test the primary target in the La Paz formation

•	Putumayo Basin Appraisal and Exploration

◦	Exploration in Putumayo 7 ("PUT-7") Block, 100% WI

▪	Gran Tierra is currently drilling the Pomorroso-1 exploration well, which is designed to target the A-Limestone and the U and N Sands using the 3D seismic acquired in 2017

▪
The Pecari, Tajinos and Northwest multi-zone exploration prospects are planned to be drilled from the same drilling pad following the Pomorroso-1 well; these three exploration wells are planned to target the same potential zones as the Pomorroso-1 and to be drilled during fourth quarter 2018 and first quarter 2019

◦	Chilanguita-1 Exploration Well, Alea 1848A Block, 100% WI

▪	This exploration well was successfully drilled during the Quarter and has been interpreted as prospective in the A-Limestone, and N and U Sands and testing has commenced

◦	Planned 3D Seismic Program

▪
Gran Tierra plans to acquire a large 3D seismic survey with forecasted completion in mid-2019; the survey is planned to cover 341 square kilometers across the Alea 1848A, Nancy-Burdine-Maxine, PUT-4 and PUT-25 Blocks

▪	This 3D seismic program is designed to assist with planning future multi-zone exploration drilling on these blocks, including the A-Limestone and the N Sand

◦	Other

▪
On October 19, 2018, there was an act of sabotage to one of the Company's flow lines close to the Costayaco operations, in the outskirts of Villagarzon, Putumayo; no one was injured from Gran Tierra or the local communities; however, three members of the Civil Defense authorities did sustain minor injuries; the damaged flow line was repaired and back in operation within 24 hours; the appropriate authorities are investigating as to who was responsible and the Company is cooperating fully with the authorities in their investigation

3 Operating netback and free cash flow are non-GAAP measures and do not have a standardized meaning under GAAP. Refer to "Non-GAAP Measures" in this press release.
4 Assigned by the Company's independent qualified reserve evaluator McDaniel as of April 30, 2018.

Strong Financial Performance in the Quarter

•	Net income of $75 million compared with net income of $20 million in the second quarter 2018 (the "Prior Quarter")

•	Funds flow from operations[5] decreased by 10% to $85 million compared with the Prior Quarter, primarily as a result of higher current tax expense, but increased 54% from third quarter 2017

•	Oil and gas sales increased by 7% compared with the Prior Quarter to $175 million and were up 69% compared with third quarter 2017

•
Operating netback[5] decreased by 2% compared with the Prior Quarter to $37.52 per BOE and increased by 59% relative to third quarter 2017, whereas Brent prices increased only 46% since third quarter 2017

•	Operating expenses increased by 6% to $8.81 per BOE compared with the Prior Quarter and increased by 20% compared with third quarter 2017

•
Workover expenses increased 51% to $3.93 per BOE compared with Prior Quarter and increased by 118% per BOE compared with third quarter 2017, as a result of the unusual replacement of 9 electric submersible pumps

•
Quality and transportation discount decreased by $0.97 per BOE to $9.55 per BOE compared with $10.52 per BOE in the Prior Quarter and decreased by $1.53 per BOE compared to $11.08 in the third quarter 2017

•
Transportation expenses increased by $0.21 per BOE to $2.25 per BOE compared with $2.04 per BOE in the Prior Quarter due to the use of alternative transportation routes which had higher costs per BOE, but was more than offset by lower transportation discounts

•	Cash general and administrative ("G&A") expenses decreased to $1.10 per BOE compared with $1.75 per BOE in the Prior Quarter
5 Funds flow from operations and operating netback are non-GAAP measures and do not have standardized meanings under GAAP. Refer to "Non-GAAP Measures" in this press release.

Continued Consolidation of Putumayo and MMV Basins

•
Gran Tierra continues to seek value-enhancing opportunities to consolidate in the Company's core operating areas; during and subsequent to the Quarter, Gran Tierra completed the two following acquisitions, which are complementary to the Company's existing asset base:

◦
An additional 45% WI in the PUT-1 Block, which includes the Vonu-1 A-Limestone discovery well; Gran Tierra owns the remaining 55% WI and operates the block; this transaction gives Gran Tierra full control over the block and allows the Company to better leverage its existing infrastructure at Costayaco; in addition to further appraisal of the Vonu discovery, Gran Tierra believes that the PUT-1 Block may be prospective for other carbonate and sandstone resources; the Vonu-1 well pump failed during the Quarter and the Company is assessing options to restore its production back to 800 - 1,000 BOEPD

◦	A 60% WI and contract operatorship in the VMM-2 Block in the MMV Basin; VMM-2 is adjacent to a portion of Gran Tierra's existing MMV Basin acreage and has an existing discovery at Mono Arana

•	Consideration for the two transactions consists of:

◦	Cash of approximately $45 million ($47 million prior to purchase price adjustments), of which $17 million was paid in the Quarter and the remaining $28 million paid in fourth quarter 2018

◦	A gross overriding royalty on the PUT-1 Block, payable to the seller

•	Metrics on an aggregate basis for these acquisitions are summarized in the following table:

Proved plus Probable ("2P") Oil Reserves (million bbl)[6]	5.15
Cost per 2P BOE ($/BOE)	8.76
6 Based on the Company's estimated reserves as evaluated by the Company's independent qualified reserve engineer McDaniel in a report with an effective date of July 31, 2018.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2018	2017	2018	2017	2018

Net Income	$75,295	$3,130	$113,456	$9,094	$20,300
Per Share - Basic	$0.19	$0.01	$0.29	$0.02	$0.05
Per Share - Diluted	$0.18	$0.01	$0.28	$0.02	$0.05

Oil and Gas Sales	$175,118	$103,768	$476,792	$294,555	$163,446
Operating Expenses	(29,511)	(21,931)	(78,019)	(60,547)	(26,732)
Workover Expenses	(13,106)	(5,390)	(25,922)	(17,919)	(8,327)
Transportation Expenses	(7,505)	(6,038)	(21,024)	(19,472)	(6,522)
Operating Netback(1)	$124,996	$70,409	$351,827	$196,617	$121,865

G&A Expenses Before Stock-Based Compensation	$3,679	$6,965	$17,254	$22,138	$5,593
G&A Stock-Based Compensation	10,132	1,686	19,919	4,738	6,609
G&A Expenses, Including Stock Based Compensation	$13,811	$8,651	$37,173	$26,876	$12,202

EBITDA(1)	$116,668	$60,491	$307,534	$163,663	$102,278

Funds Flow from Operations(1)	$85,015	$55,128	$254,312	$151,074	$94,549

Capital Expenditures	$101,463	$71,694	$258,551	$175,719	$84,394

Average Daily Volumes (BOEPD)
WI Production Before Royalties	36,170	32,570	35,553	31,305	35,400
Royalties	(7,571)	(5,055)	(7,222)	(5,052)	(7,202)
Production NAR	28,599	27,515	28,331	26,253	28,198
Decrease (Increase) in Inventory	60	(68)	(403)	(64)	(296)
Sales	28,659	27,447	27,928	26,189	27,902
Royalties, % of WI Production Before Royalties	21%	16%	20%	16%	20%

Per BOE
Brent	$75.97	$52.18	$72.68	$52.59	$74.90
Quality and Transportation Discount	(9.55)	(11.08)	(10.14)	(11.38)	(10.52)
Royalties	(13.91)	(6.38)	(12.79)	(6.69)	(13.17)
Average Realized Price	52.51	34.72	49.75	34.52	51.21
Transportation Expenses	(2.25)	(2.02)	(2.19)	(2.28)	(2.04)
Average Realized Price Net of Transportation Expenses	50.26	32.70	47.56	32.24	49.17
Operating Expenses	(8.81)	(7.32)	(8.08)	(7.07)	(8.28)
Workover Expenses	(3.93)	(1.80)	(2.70)	(2.10)	(2.61)
Operating Netback(1)	37.52	23.58	36.78	23.07	38.28
G&A Expenses	(1.10)	(2.33)	(1.80)	(2.59)	(1.75)
Severance Expenses	(0.30)	(0.39)	(0.21)	(0.14)	(0.32)
Equity Tax	—	—	—	(0.14)	—
Realized Foreign Exchange Gain (Loss)	0.06	(0.04)	(0.02)	(0.13)	(0.11)
Realized Financial Instruments (Loss) Gain	(3.20)	0.10	(2.73)	0.18	(3.03)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(1.98)	(1.12)	(1.87)	(1.00)	(2.05)
Interest Income	0.22	0.10	0.22	0.11	0.19
Current Income Tax Expense	(5.73)	(1.45)	(3.78)	(1.58)	(1.51)
Cash Netback(1)	$25.49	$18.45	$26.59	$17.78	$29.70

Share Information (000s)
Common Stock Outstanding, End of Period	391,339	386,873	391,339	386,873	390,018
Exchangeable Shares Outstanding, End of Period	—	7,899	—	7,899	1,135
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	391,210	394,771	391,186	397,439	391,054

1 Operating netback, EBITDA, funds flow from operations and cash netback are non-GAAP measures and do not have a standardized meaning under GAAP. Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

Corporate Presentation:

Gran Tierra's Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.

Conference Call Information:

Gran Tierra Energy Inc. will host its results conference call for the Quarter on Friday, November 2, 2018. Details of the conference call are as follows:

Date:	Friday, November 2, 2018
Time:	11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)
North America:	+ 1-844-348-3792 (Toll-Free)
United Kingdom:	+ 44 (0)80 0028 8438
International:	+ 1-614-999-9309

Interested parties may also access the live webcast on the investor relations page of Gran Tierra’s website at www.grantierra.com. An archive of the webcast will be available on Gran Tierra’s website until November 9, 2018. In addition, an audio replay of the conference call will be available on Gran Tierra's website following the call until November 6, 2018. To access the replay, dial toll-free 1-855-859-2056 (North America), or 1-404-537-3406 (outside of Canada and USA), conference ID: 8391157.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer

Ryan Ellson
Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at www.morningstar.co.uk/uk/nsm.

Forward-Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward-looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"), which can be identified by such terms as “expect,” “plan,” “guidance,” “project,” “will,” “believe,” and other terms that are forward-looking in nature. Such forward-looking statements include, but are not limited to, the Company's expectations, capital program, future sources of funding for capital expenditures and guidance, including for certain future production estimates, the Company’s strategies and the Company’s operations including planned operations, oil prices and oil production.

Statements relating to "reserves" and “resources” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves or resources described can be profitably produced in the future.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, equipment performance and costs, actions by third parties, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed February 27, 2018 and its Quarterly Reports. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements included in this press release are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is defined as oil and gas sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation. A reconciliation from oil and gas sales to operating netback for the MMV assets is as follows:

MMV assets - acquisition date until September 30, 2018
(Thousands of U.S. Dollars)
Oil and natural gas sales	$419,840
Operating expenses	(10,899)
Workover expenses	(42,568)
Transportation expenses	(39,174)
Operating netback	$327,199

Cash netback as presented is defined as net income before DD&A expenses, deferred income tax (recovery) expense, amortization of debt issuance costs, unrealized foreign exchange gains and losses, loss on sale, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. A reconciliation from net income to cash netback is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
Cash Netback (Non-GAAP) Measure ($000s)	2018	2017	2018	2017	2018
Net income	$75,295	$3,130	$113,456	$9,094	$20,300
Adjustments to reconcile net income to cash netback
DD&A expenses	51,630	35,279	137,698	93,968	46,607
Deferred income tax (recovery) expense	(36,769)	13,760	(118)	36,664	23,169
Amortization of debt issuance costs	816	643	2,329	1,868	843
Unrealized foreign exchange (gain) loss	(672)	(1,380)	(133)	(304)	1,583
Loss on sale	—	—	292	9,076	292
Non-cash operating expenses	142	66	558	197	284
Non-cash G&A expenses	10,133	1,686	19,919	4,738	6,609
Unrealized financial instruments (gain) loss	(15,560)	1,977	(19,329)	(3,693)	(4,898)
Cash netback	$85,015	$55,161	$254,672	$151,608	$94,789

EBITDA, as presented, is defined as net income adjusted for DD&A expenses, interest expense and income tax expense or recovery. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income to EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
EBITDA - Non-GAAP Measure ($000s)	2018	2017	2018	2017	2018
Net income	$75,295	$3,130	$113,456	$9,094	$20,300
Adjustments to reconcile net income to EBITDA
DD&A expenses	51,630	35,279	137,698	93,968	46,607
Interest expense	7,404	3,989	20,274	10,415	7,375
Income tax (recovery) expense	(17,661)	18,093	36,106	50,186	27,996
EBITDA	$116,668	$60,491	$307,534	$163,663	$102,278

Funds flow from operations, as presented, is net income adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, cash settlement of RSUs, unrealized foreign exchange gains and losses, financial instruments gains or losses, cash settlement of financial instruments and loss on sale. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income to funds flow from operations is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
Funds Flow From Operations (Non-GAAP) Measure ($000s)	2018	2017	2018	2017	2018
Net income	$75,295	$3,130	$113,456	$9,094	$20,300
Adjustments to reconcile net income to funds flow from operations
DD&A expenses	51,630	35,279	137,698	93,968	46,607
Deferred tax (recovery) expense	(36,769)	13,760	(118)	36,664	23,169
Stock-based compensation expense	10,275	1,752	20,477	4,935	6,893
Amortization of debt issuance costs	816	643	2,329	1,868	843
Cash settlement of RSUs	—	(33)	(360)	(534)	(240)
Unrealized foreign exchange (gain) loss	(672)	(1,380)	(133)	(304)	1,583
Financial instruments (gain) loss	(4,874)	1,675	6,840	(5,211)	4,768
Cash settlement of financial instruments	(10,686)	302	(26,169)	1,518	(9,666)
Loss on sale	—	—	292	9,076	292
Funds flow from operations	$85,015	$55,128	$254,312	$151,074	$94,549

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

Unless otherwise expressly stated, all reserves and resources values and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 Standards of Disclosure for

Oil and Gas Activities ("NI 51-101") and the Canadian Oil and Gas Evaluation Handbook ("COGEH"). All reserves, resources and production are on a WI before royalties basis unless otherwise indicated.

Estimates of net present value contained herein do not necessarily represent fair market value of resources. Estimates of resources and future net revenue for individual properties may not reflect the same level of confidence as estimates of resources and future net revenue for all properties, due to the effect of aggregation.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

Prospective Resources

Prospective Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Not all exploration projects will result in discoveries. The chance that an exploration project will result in the discovery of petroleum is referred to as the "chance of discovery." Thus, for an undiscovered accumulation the chance of commerciality is the product of two risk components-the chance of discovery and the chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources.

The estimates of Prospective Resources provided in this press release are estimates only and there is no guarantee that the estimated Prospective Resources will be recovered. Actual resources may be greater than or less than the estimates provided in this press release and the differences may be material. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra's Prospective Resources will be attained and variances could be material. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources.

Estimates of Prospective Resources are by their nature more speculative than estimates of proved reserves and would require substantial capital spending over a significant number of years to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. In addition, we have made no commitment to drill, and likely will not drill, all of the drilling locations that have been attributable to these quantities.

The Prospective Resources in this press release are classified as “mean” representing the arithmetic average of the expected recoverable volume. It is the most accurate single point representation of the volume distribution.

Estimates of the Company's Prospective Resources in the Ayombero Prospect are prepared by McDaniel in accordance with NI 51-101 and COGEH as of April 30, 2018.

Prospective Resources within the Ayombero prospect are estimated based on 3D seismic and the drilling of the Ayombero-1 well, as well as production from the Chuira field. Prospective Resources have been assigned to three horizons within the La Luna formation: the Galembo, the Pujamana and the Salada.

Positive factors for the Ayombero Prospective Resources include:

•	Thick, good quality reservoir exists within the La Luna formation, based on testing of the Ayombero-1 well to date. Gran Tierra is currently producing oil from the Galembo member.

•	The Ayombero-1 well is believed to be producing from the same structure as the wells in the Chuira field, from which Gran Tierra has existing production.

Negative factors for the Ayombero Prospective Resources include:

•	The structure is complex, with potential seal risks in certain areas.

•	Poor quality of data obtained in 3D seismic shoots to date.

Chance of Discovery/Development

Through an evaluation of the risks that are relevant to the Ayombero Prospective Resources, which are described herein, McDaniel has determined that the chance of discovery is 67% (area with lower seal risks) and 37% (area with higher seal risks), with the chance of development at 90%. The corresponding chance of commerciality is 60% (lower seal risks) and 33% (higher seal risks).

Prospect Maturity

The prospective resources associated with the Ayombero structure have been sub-classified as a “prospect”. COGEH defines "prospect" as a potential accumulation within a play that is sufficiently well defined to present a viable drilling target.

Other Information

Given the uncertainty of discovery associated with such Prospective Resources, costs and timelines to production, as well as recovery technologies, cannot be determined at this time.

Disclosure of Resources Information and Cautionary Note to U.S. Investors

In this press release, the Company uses the term Prospective Resources. The SEC guidelines strictly prohibit the Company from including Prospective Resources in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These forms can also be obtained from the SEC website at www.sec.gov or by calling 1-800-SEC-0330.